EXHIBIT 10.1

SUMMARY SHEET OF NON-MANAGEMENT DIRECTOR COMPENSATION

The following table sets forth current rates of compensation for non-management directors:

Cash Compensation	Amount
Annual Cash Retainer (see note 1)	$30,000
Board Meeting Attendance Fees (per meeting)	$1,500
Committee Meeting Attendance Fees (see note 2) (per meeting)	$500
Telephonic Meeting Fees (per meeting for meetings in excess of 4)	$500
Stock Option/Restricted Stock Grants (see note 3)

NOTE 1: Lead Director Fee is an additional $5,000 per year.

NOTE 2: Audit Committee chair fee is an additional $8,000 per year. All other committee chair fees are an additional $4,000 per year.

NOTE 3: In addition to cash compensation non-management directors will receive a grant of 4,000 shares of common stock for 2005 service and thereafter an annual grant of restricted common stock with a fair market value equal to $28,000. Common stock to be granted for 2005 service will be fully vested and restricted stock grants in subsequent years will vest on the first anniversary of the date of grant. The date of grant for stock awards for 2005 service will be when the Company is current in its public filings and for service in years after 2005 will be the date of election as a director.